ASAC II LP
c/o Northern Trust Private Equity Administration
Department 2008
801 South Canal Street
Chicago, Illinois  60607

June 8, 2016

Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Chief Legal Officer
Facsimile: (310) 255-2152

Dear Chris:

Reference is made to that certain Stockholders Agreement, dated October 11, 2013, as amended on May 28, 2015 (the “Stockholders Agreement”), by and among Activision Blizzard, Inc., a Delaware corporation (the “Company”), ASAC II LP, an exempted limited partnership organized under the laws of the Cayman Islands (“Stockholder”), and, for the limited purposes set forth in Section 3.01(c) and Section 3.07, Robert A. Kotick and Brian G. Kelly.  Capitalized terms used herein and not defined herein shall have the meanings set forth in the Stockholders Agreement.

On May 9, 2016, ASAC II LLC (“ASAC GP”), the general partner of Stockholder, delivered notice to the Company of a distribution of Shares by Stockholder to the limited partners on June 8, 2016.  ASAC GP also informed the Company that Stockholder would retain the Shares allocable to ASAC GP.  In order to preserve the flexibility to distribute the Shares that have been retained by Stockholder to ASAC GP, to the extent Stockholder distributes Shares to ASAC GP in the next 30 days, ASAC GP hereby agrees that it will be bound by the restrictions and obligations in Section 3.01(a), Section 3.02 and Section 3.03 applicable to Stockholder under the Stockholders Agreement with respect to such Shares.  To the extent Stockholder distributes Shares to ASAC GP 31 days or later after the date hereof, ASAC GP agrees that, for a period of one year following the distribution to ASAC GP of Shares by Stockholder, ASAC GP and its Affiliates will not in any way act in coordination with, cooperate with or otherwise form a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any other Investor or any of their respective Affiliates.

Sincerely,

ASAC II LLC

By:	/s/ Robert A. Kotick
Name: Robert A. Kotick
Title: Manager

By:	/s/ Brian G. Kelly
Name: Brian G. Kelly
Title: Manager

cc:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Adam O. Emmerich
DongJu Song
Facsimile:	(212) 403-2000

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention:	Peter A. Atkins
Neil P. Stronski
Facsimile:	(212) 735-2000

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, CA 90067
Attention:	Alison S. Ressler
Facsimile:	(310) 712-8800